Exhibit 15.9

March 8, 2016

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the principal accountants for AstraZeneca PLC and, under the date of February 6, 2014, we reported on the consolidated financial statements of AstraZeneca PLC as of and for the year ended December 31, 2013. On April 24, 2014, we declined to stand for re-election. We have read AstraZeneca PLC’s statements included under Item 16F of its Form 20-F dated March 8, 2016, and we agree with such statements.

Very truly yours,

/s/ KPMG Audit Plc